SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF
                       THE INVESTMENT COMPANY ACT OF 1940


             The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such Notification of Registration submits the following information:

         Name:  WCMA GOVERNMENT SECURITIES FUND

         Address of Principal Business Office (No. & Street, City, State, and Zip Code):

                           800 Scudders Mill Road
                           Plainsboro, New Jersey  08536

         Telephone Number (including area code):  (609) 282-2800

         Name and Address of Agent for Service of Process:

                           Terry K. Glenn
                           800 Scudders Mill Road
                           Plainsboro, New Jersey  08536

                           Mailing Address:
                           P.O. Box 9011
                           Princeton, New Jersey  08543-9011

         Check Appropriate Box:

                           Registrant is filing a Registration Statement
                  pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES  |X|                                  NO :


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Township of Plainsboro, and State of New Jersey on the 10th day of September, 2002.


                              Signature:

                              WCMA GOVERNMENT SECURITIES FUND


                              By: /s/ Donald C. Burke
                                 ---------------------------------------------
                                 Donald C. Burke (Vice President and Treasurer)






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